As filed with the Securities and Exchange Commission on August 22, 2016    Registration No. 333-___________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware		20-8099512
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Galena Biopharma, Inc. Amended and Restated 2007 Incentive Plan
(Full title of the plan)

Mark W. Schwartz, Ph.D. President and Chief Executive Officer 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Name and address of agent for service

(855) 855-4253
(Telephone, including area code, of agent for service)

Copies to:
Thomas Knapp Interim General Counsel Galena Biopharma, Inc. 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583 (855) 855-4253

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.0001 per share	10,877,630 shares	$0.41	$4,459,828.30	$449.10

(1)	Represents shares of unissued common stock of Galena Biopharma, Inc. that may be offered or delivered pursuant to the Galena Biopharma, Inc. 2016 Incentive Plan.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be offered or delivered under the Galena Biopharma. Inc. 2016 Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(hX1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Galena Biopharma, Inc. common stock as reported on NASDAQ Capital Market Exchange on August 17, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information*

Item 2.     Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8. The documents containing the information specified in "Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of Galena Biopharma, Inc. 2016 Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act."

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Galena Biopharma, Inc. ("GALE") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act, and pursuant to the Securities Exchange Act of1934, as amended (the "Exchange Act''), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)    Our Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 2015, which was filed on March 10, 2016, and amended on March 11, 2016, April 15, 2016 and April 29, 2016, respectively;
(b)    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which were filed on May 10, 2016 and August 9, 2016, respectively;
(c)    Our Current Reports on Form 8-K, which were filed on January 7, 2016, February 16, 2016, February 25, 2016, March 10, 2016, April 7, 2016, April 26, 2016, May 10, 2016, June 28, 2016, June 29, 2016, July 8, 2016, July 12, 2016, July 18, 2016, August 9, 2016, August 12, 2016, August 16, 2016, and August 22, 2016, respectively;
(d)    Our definitive Proxy Statement on Schedule 14A filed on June 3, 2016, in connection with the 2016 annual meeting of stockholders;
(e)    The description of our common stock contained in our registration statement on Form 8-A (File No. 001-33958) filed pursuant to Section 12 of the Exchange Act, as amended from time to time.
All documents filed by us or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities.

Non-applicable.

Item 5.     Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of common stock registered hereby have been passed upon for Galena Biopharma, Inc. by Thomas J. Knapp, Interim General Counsel of Galena Biopharma, Inc. Mr. Knapp is employed by Galena Biopharma, Inc., and is eligible to participate in the Plan from time to time. As of August 22, 2016 he owned and had rights to acquire an aggregate of less than 0.1 % of our common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.
Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Our Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our Amended and Restated Certificate of Incorporation provides that we shall, to the maximum extent permitted by the General Corporation Law of the State of Delaware, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and that we shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by our board of directors.
Our Amended and Restated Certificate of Incorporation also provides that any indemnification under the preceding paragraph (unless ordered by a court) shall be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because such person has either met the applicable standard of conduct set forth in this paragraph and that the amount requested has been actually and reasonably incurred. Such determination shall be made:
1. by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

2. by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or
3. if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or
4. by the holders of our common stock.
Our Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in its capacities as such, including liabilities under the Securities Act. We have obtained directors’ and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.

Non-applicable.

Item 8.     Exhibits

The Exhibit Index that follows the signature page of this registration statement lists the exhibits that are filed with this registration statement, and such Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 22, 2016.

GALENA BIOPHARMA, INC.

By:/s/ Mark W. Schwartz
Mark W. Schwartz, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Schwartz, Ph.D., as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark W. Schwartz	President, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2016
Mark W. Schwartz, Ph. D.

/s/ John T. Burns	Vice President, Finance & Corporate Controller (Principal Financial & Accounting Officer)	August 22, 2016
John T. Burns

/s/ Sanford J. Hillsberg	Chairman of the Board	August 22, 2016
Sanford J. Hillsberg

/s/ William L. Ashton	Director	August 22, 2016
William L. Ashton

/s/ Richard Chin	Director	August 22, 2016
Richard Chin, M.D.

/s/ Irving M. Einhorn	Director	August 22, 2016
Irving M. Einhorn

/s/ Stephen S. Galliker	Director	August 22, 2016
Stephen S. Galliker

/s/ Mary Ann Gray	Director	August 22, 2016
Mary Ann Gray

/s/ Rudolph Nisi	Director	August 22, 2016
Rudolph Nisi, M.D.

EXHIBIT INDEX

The following exhibits are filed with or incorporated by reference in this registration statement:
Exhibit No.    Description

3.1
Amended and Restated Certificate of Incorporation of Registrant (formerly RXi Pharmaceuticals Corporation), as amended as of June 28, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on August 9, 2013).

3.2	Amended and Restated By-Laws of Galena Biopharma, Inc., as amended as of August 6, 2013 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q filed on August 9, 2013).

4.1	Galena Biopharma, Inc. 2016 Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on June 3, 2016).

5.1	Opinion of Counsel (included with this registration statement).

23.1	Consent of Independent Registered Public Accounting Firm (included with this registration statement).

23.2	Consent of Counsel (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).